UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): August 16, 2017

SOUTH JERSEY INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-6364	22-1901645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037
(Address of Principal Executive Offices) (Zip Code)

(609) 561-9000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2017, South Jersey Industries, Inc. (the “Company”) entered into a Note Purchase Agreement with the purchasers named therein (the “Note Purchase Agreement”) that provides for the issuance by the Company of an aggregate of $100 million of medium term notes (“Notes”). Pursuant to the Note Purchase Agreement, on August 16, 2017, the Company issued $50 million aggregate principal amount of Notes, consisting of (a) $25 million aggregate principal amount of 3.22% Senior Notes, Series 2017A-1, due August 16, 2024 (the “Series 2017A-1 Notes”), and (b) $25 million aggregate principal amount 3.46% Senior Notes, Series 2017B-1, due August 16, 2027 (the “Series 2017B-1 Notes”). The Note Purchase Agreement also provides for the issuance of (a) $25 million aggregate principal amount of the Company’s 3.32% Senior Notes, Series 2017A-2, due January 16, 2025 (the “Series 2017-2 Notes”) and (b) $25 million aggregate principal amount of the Company’s 3.56% Senior Notes, Series 2017B-2, due January 16, 2028 (the “Series 2017B-2 Notes” and together with the Series 2017A-1 Notes, the Series 2017A-2 Notes and the Series 2017B-1 Notes, the “Notes”) that the Company anticipates issuing on January 16, 2018.

The Notes are unsecured. The Series 2017A-1 Notes bear interest at the annual rate of 3.22%, with interest payable on February 16 and August 16 in each year, commencing on February 16, 2018. Subject to certain accelerating events, principal on the Series 20147-1 Notes, plus any accrued but unpaid interest, is payable on August 16, 2024.

The Series 2017B-1 Notes bear interest at the annual rate of 3.46%, with interest payable on February 16 and August 16 in each year, commencing on February 16, 2018. Subject to certain accelerating events, principal on the Series 2017-1 Notes, plus any accrued but unpaid interest, is payable on August 16, 2027.

In the event of a Change in Control (as defined in the Note Purchase Agreement), the Company is required to offer to prepay the Notes at their face amount together with interest accrued thereon to the date of such prepayment. In addition, in the event of the sale of a Substantial Part (as defined in the Note Purchase Agreement) of the assets of the Company and its subsidiaries, the Company may be required to use a portion of such proceeds to prepay or retire Senior Indebtedness, which term is defined in the Note Purchase Agreement and includes, among other things, the Notes.

The Company may prepay, at any time or from time to time, all or any portion of the Notes of a Series, in an amount not less than an aggregate of $1,000,000 in the case of a partial prepayment, together with interest accrued thereon to the date of such prepayment as well as certain other amounts set forth below; provided that if a Default or an Event of Default (as such terms are defined in the Note Purchase Agreement) has occurred and is continuing at the time such notice is provided or on the prepayment date or if a Default or an Event of Default would result from the making of such prepayment, such prepayment shall be pro rata to the holders of all Notes then outstanding. In connection with the prepayment of a Note more than one month prior to its stated maturity, the Company must also pay a “make-whole amount,” to be calculated as provided in the Note Purchase Agreement.

The proceeds from the sale of the Notes will be used to refinance indebtedness and for general corporate purposes.

The Note Purchase Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of the Company and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0 (as such terms are defined in the Note Purchase Agreement), and customary events of default and acceleration of amounts payable upon an event of default.

The Note Purchase Agreement, including the forms of Notes, is attached as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01. The foregoing summary of the Note Purchase Agreement and the Notes are qualified in their entirety by reference to the full text of such documents.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Note Purchase Agreement dated as of August 16, 2017 between South Jersey Industries, Inc. and the purchasers listed therein, including the forms of Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: August 16, 2017	By:	/s/ Stephen H. Clark
Name: Stephen H. Clark Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.    Description_____________________________________________________

10.1	Note Purchase Agreement dated as of August 16, 2017 between South Jersey Industries, Inc. and the purchasers listed therein, including the forms of Notes.

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